Exhibit 10.8B

Performance Factors for Executive Officers for Performance Share Units

•                  Cumulative earnings per share: 60%

•                  Average return on invested capital: 15%

•                  Accomplishment of leadership initiatives, including (but not limited to) strategic direction, company growth, talent development, enterprise management and portfolio management: 25%

Additional payout based on return on invested capital (ROIC):  Up to 30%

Under the Performance Share Unit Plan for Textron Employees, participants are awarded a number of performance share units that are payable in cash at the end of the respective three-year performance cycle.  The payout is determined by multiplying the number of performance share units earned by the then current market value of Textron common stock at the end of the performance period. The number of performance share units earned by Executive Officers at the end of the three-year performance cycle is determined by the Board of Directors upon the recommendation of the Organization and Compensation Committee (the “Committee”), and are based on the factors listed above for each cycle commencing with the 2005-2007 cycle.

Failure to attain a minimum EPS performance level (70% of target) will result in the failure to earn any performance share units related to the EPS portion of the award.  Attainment between the minimum and maximum EPS targets will result in earning a portion of the performance share units related to the EPS portion of the award as defined by a pre-established mathematical formula. The Committee may determine an award less than that determined by the formula but may not determine an award more than that derived by the formula.

With respect to the ROIC target, if enterprise-wide ROIC averages 100 basis points or more above the WACC (weighted average cost of capital) over the performance period, then this portion of the award will be earned.  If the difference between ROIC and WACC is between 0% and 1%, then a pro rata portion of this amount is earned.  In addition, participants have an opportunity to earn up to an additional 30% for achieving ROIC stretch targets.

Performance share units related to one or more leadership initiatives will be earned only as determined by the Committee and may not exceed more than 100% of the value of such units.